Exhibit 10.11
HANESBRANDS INC.
EXECUTIVE LONG TERM DISABILITY PLAN
(Conformed through October 31, 2008)

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TABLE OF CONTENTS
(continued)

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HANESBRANDS INC.
EXECUTIVE LONG TERM DISABILITY PLAN
(Effective as of January 1, 2006)
SECTION 1
Introduction and Definitions
1.1 Introduction
     Hanesbrands Inc. (the “Company”) established the Hanesbrands Inc. Executive Long Term Disability Plan (the “Plan”) in order to provide long term disability benefits for persons employed by its divisions and Subsidiaries as eligible Executives. The Hanesbrands Inc. Executive Long Term Disability Plan, as set forth herein, is established effective as of January 1, 2006. It is the intent of the Company that the Plan, as set forth herein, constitute a “Top-Hat Plan” as defined in DOL Regulation Section 2520.104-24 for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
1.2 Definitions
     As used in the Plan or in any supplement or schedule hereto, the following terms shall have the following meanings:
(a)	“Benefit” or “Benefits” means the disability benefit or benefits for Executives of the Employers under this Plan.

(b)	“Committee” means the Hanesbrands Inc. Employee Benefits Administrative Committee appointed by the Board of Directors of the Company, to administer the Plan, which committee shall be a named fiduciary of the Plan as defined in Section 402 of ERISA.

(c)	“Company” means Hanesbrands Inc., a Maryland corporation and any successor thereto, including any corporation that is a successor to all or substantially all of the Company’s assets or business.

(d)	“Conclusive Medical Evidence” means a specific diagnosis made by a Physician and supported by objective medical documentation.

(e)	“Covered Employee” means an Executive who is participating in the Plan in accordance with subsection 2.2 and whose participation has not terminated in accordance with subsection 2.3. For purposes of the Plan, a Covered Employee is considered an employee only if specifically treated or classified as an employee for purposes of withholding federal employment and income taxes. If classified by an Employer as an independent contractor, consultant, leased employee or similar position, an individual is specifically excluded from Plan participation, even if a court, the Internal Revenue Service, or any other third party finds that an individual should be treated as a common-law employee of an Employer.

(f)	“Disability Accommodation” means the Employer’s reasonable accommodation of the Covered Employee’s Total Disability to assist the Covered Employee to return to active employment with the Covered Employer in either the Covered Employee’s prior position or a position in the Covered Employee’s regular occupation.

(g)	“Effective Date” means January 1, 2006, the effective date of this Plan document.

(h)	“Elimination Period” means a continuous period of 180 days commencing with the day following an employee’s last day of active employment or work prior to commencement of an absence on account of disability during which the employee is continuously Totally Disabled, as defined in subsection 2.6. Successive periods of absence on account of disability due to the same or related cause or causes shall be considered a single period of absence unless separated by a return to active employment or work with the Employer of at least thirty (30) consecutive work days. For purposes of this thirty (30) consecutive work days provision, a Covered Employee shall be considered to have worked one “work day” if the Covered Employee performs any duties for the Employer during any portion of a work day.

(i)	“Employer” means the Company, its divisions and any Subsidiary of the Company designated a Covered Employer under the Plan, which Employer adopts the Plan, as provided in the Plan or as set forth in a Schedule to the Plan.

(j)	“Executive” means an employee in Salary Bands one (1) through five (5) and the Chief Executive Officer and Chairman of the Board.

(k)	“Physician” or “Doctor” means a person legally licensed to practice medicine, psychiatry, psychology or psychotherapy, who is neither a Covered Employee nor a member of a Covered Employee’s immediate family. A licensed medical practitioner is a doctor as applicable state law requires that such practitioner be recognized for purposes of certification of disability, and the treatment provided by the practitioner is within the scope of his or her license.

(l)	“Plan” means the Hanesbrands Inc. Executive Long Term Disability Plan, effective as of January 1, 2006, including any supplements or schedules thereto.

(m)	“Plan Year” means the consecutive twelve-month period commencing each January 1 and ending on the next following December 31.

(n)	“Subsidiary” or “Subsidiaries” means any corporation more than fifty percent of the voting stock of which is owned, directly or indirectly, by the Company.

(o)	“Vocational Rehabilitation Services” means such services as the Committee determines in its discretion will assist the Covered Employee in returning to an occupation for wage or profit that he or she is reasonably qualified to do by education, training or experience or that he or she may become reasonably qualified to do by education, training or experience. Vocational Rehabilitation Services may include job modification, job retraining, and job placement services.

SECTION 2
Eligibility and Benefits
2.1 Eligibility to Participate
     Each Executive in the employ of an Employer shall, subject to the terms and conditions of the Plan, be eligible to participate in this Plan on the later of the Effective Date or as of the first day of active service as an Executive with his or her Employer. Part time, seasonal, and temporary employees are not eligible to participate in the Plan.
2.2 Effective Date of Participation
     Each Executive may elect to participate in, and become a Covered Employee under, the Plan by signing an application form provided by his or her Employer, and the effective date of his or her participation will be the date on which he or she first becomes eligible to participate.
2.3 Termination of Participation
     A Covered Employee will cease to be a Covered Employee on the earliest of the following dates:
(a)	The date he or she ceases to be employed by an Employer as an Executive.

(b)	The date of his or her retirement from his or her employment with all Employers, or the last day worked, whichever is later.

(c)	The date of his or her termination of employment with all Employers, or the last day worked, whichever is later.

(d)	The date he or she is no longer actively at work due to an unpaid leave of absence. Notwithstanding the foregoing, an unpaid leave qualifying as a leave under the Family and Medical Leave Act of 1993 (“FMLA”) or the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended (“USERRA”) shall be administered in accordance with the benefits requirements of the FMLA and USERRA and the regulations thereunder.
2.4 Payment of Benefits
     Subject to subsection 2.8, upon receipt by the Committee of due proof and Conclusive Medical Evidence, in accordance with subsection 2.7, that a Covered Employee has become Totally Disabled, as defined in subsection 2.6, as a result of sickness or bodily injury, benefits will be payable in the amount determined in accordance with subsection 2.9. Such payment will commence with the first day following the expiration of the Elimination Period. Benefits will be payable for the period during which Total Disability continues following the Elimination Period and during which the Covered Employee is under the continuous care of a Physician and during which a defined treatment plan specifically appropriate for the disability is in progress. Benefits shall terminate with the payment for the month, or part of the month, in which occurs the earlier of (i) the date the Covered Employee ceases to be Totally Disabled, as defined in subsection 2.6; or (ii) the applicable date described in (a) or (b) next below:
(a)	if such disability first occurs at or before the Covered Employee’s attainment of age sixty (60) years, the date he or she attains age sixty-five (65) years; or

(b)	if such disability first occurs after the Covered Employee’s attainment of age sixty (60) years, upon the fifth anniversary of the date he or she first qualified for monthly disability benefits.
If a Covered Employee fails or refuses to submit to a medical examination requested by the Committee, his or her Benefit payments shall be suspended, and payment of Benefits shall resume only when the Covered Employee submits to such medical examination and then only if such medical examination results in a finding of Conclusive Medical Evidence and satisfactory to the Committee that the Covered Employee continues to be Totally Disabled, as defined in subsection 2.6. Benefits may be denied, suspended or withheld if Plan assets are not sufficient.
2.5 Successive Periods of Disability
     After completion of a Covered Employee’s Elimination Period, successive periods of disability resulting from the same or related cause or causes will be considered a single period of disability unless the periods of disability are separated by his or her return to the active service of his or her Employer for a period of at least six (6) consecutive months.
2.6 Total Disability
     During the Elimination Period and thereafter, a Covered Employee shall be deemed “Totally Disabled” if, due to sickness or bodily injury, he or she is unable to perform each and all of the material duties pertaining to his or her occupation, and is not engaged in any occupation or employment for wage or profit for which he or she is reasonably qualified by education, training or experience. This means the Covered Employee cannot perform any of the material duties of his or her position or a similar position available to him or her with the Covered Employer. The term “material duty” means a duty or responsibility that is designated as a “key job element”, “essential function”, “specific responsibility” or “major responsibility” in a job or position description applicable to the Covered Employee’s job or similar job of the Covered Employee.

2.7 Entitlement to Benefits
     Entitlement to Benefits under the Plan is subject to the following:
(a)	A Covered Employee must support his initial entitlement to Benefits by submitting, on a form provided by the Committee, written proof of claim (including conclusive medical evidence) covering the occurrence, character and extent of disability, which proof of claim must be filed with the Committee not later than one year measured from the last day the Covered Employee worked for the Employer prior to incurring the alleged disability. Thereafter, as requested by the Committee from time to time, the Covered Employee may be required to submit Conclusive Medical Evidence of the continuance of his or her disability. As a condition to a Covered Employee’s entitlement to disability benefits, the Committee shall have the right to direct such employee to submit, from time to time, to an independent medical examination by a Physician designated by the Committee.

(b)	A Covered Employee must be under the continuous care of a Physician who with respect to the Covered Employee’s disability is practicing within the scope of his or her license, and must be under a defined course of treatment appropriate for the Covered Employee’s disability. If a Covered Employee’s disability is a mental or nervous disorder, his or her treatment must include care by a board certified, licensed Physician who specializes in psychiatric medicine.

(c)	No later than the expiration of a continuous period of ninety (90) days during which a Covered Employee is disabled, the employee must apply for initial disability benefits under the Social Security Act. He or she must appeal initial and reconsideration level denials of such Social Security benefits within the 60-day appeal period, and he or she must supply the Committee with proof of application for, and any denial of, disability benefits under the Social Security Act and of any such appeal or award letters. As a pre-condition to receiving benefits under the Plan, the Covered Employee must execute a reimbursement agreement in which the Covered Employee agrees in writing to reimburse his or her Employer an amount equal to any overpayment of Benefits under the Plan due to a retroactive award of Federal Social Security benefits (Disability or Retirement). Any such overpayment shall be reimbursed to the Employer by the participant in a lump sum within thirty (30) days of the date the Covered Employee is notified in writing of the amount of such overpayment. If a Covered Employee fails to reimburse the Employer in a lump sum as required above, the Committee, in its sole discretion, may cause his or her disability benefits to be reduced or eliminated until the amount of such overpayment has been recovered by the Employer.

(d)	A Covered Employee must accept a Disability Accommodation, if applicable.

(e)	A Covered Employee must participate in Vocational Rehabilitation Services, if applicable.

(f)	A Covered Employee must accept an offer of employment related to Vocational Rehabilitation Services, if applicable.
All proof submitted pursuant to this subsection must be acceptable to the Committee, which shall have sole discretion in determining the acceptability of such proof. In the event any Covered Employee fails to submit due and acceptable proof when so requested or fails or refuses to submit to an independent medical examination when so requested hereunder, the Committee may automatically withhold or suspend payment of his or her Benefits in accordance with subsection 2.4. Notwithstanding the foregoing, if it is shown to the Committee’s satisfaction that furnishing proof required by this subsection was not reasonably possible within any time limits prescribed by the Committee and if due and acceptable proof is furnished as soon as reasonably possible, but in no event later than one year from the time such proof is otherwise required, any payment of Benefits which has been withheld or denied shall be made as soon as practicable after such proof has been supplied.
2.8 Disability for Which Benefits Are Not Payable
     Benefits will not be payable for any disability resulting from war, insurrection, rebellion, participation in a riot, intentionally self-inflicted injuries or commission of a felony by the employee, or, if the disability application form, together with Conclusive Medical Evidence supporting a finding of Total Disability, is submitted later than one year measured from the last day the Covered Employee worked for the Employer prior to incurring the alleged disability. If the disability application form is filed within the one year period described above, but the application is materially incomplete or the Covered Employee’s status as Totally Disabled cannot be verified because the Covered Employee fails to undergo or complete one or more independent medical examinations, as are prescribed by the Committee, or the Covered Employee (or the Covered Employee’s Physician on behalf of the Covered Employee) fails to furnish all medical evidence and records as are requested by the Committee, then the disability application form with Conclusive Medical Evidence shall be considered to have not been timely filed within the one year period described above. Timely submission of the disability application form and proof of claim (including Conclusive Medical Evidence) under this Plan is a condition of receiving benefits under this Plan. Accordingly, in no event shall disability benefits be payable or paid with respect to or on behalf of a Covered Employee (or legal representative who initiates or completes a disability application form and supporting documents) under this Plan after the end of the one year period measured from the last day the Executive worked for the Employer prior to incurring the alleged disability.

2.9 Amount of Monthly Benefits
     Except as provided in subsections 2.10 and 2.11 below and subject to the succeeding provisions of this subsection, the monthly amount of Benefit payable to a Covered Employee who becomes Totally Disabled due to a sickness or bodily injury which first occurs on or after the Effective Date shall be an amount (not to exceed $41,667) equal to 75% of his or her Monthly Compensation (as defined in subsection 2.12) immediately prior to the occurrence of his or her Total Disability (up to a maximum annual salary of $500,000) plus, if a Short Term (Annual) Incentive bonus has been paid, 50% of the Covered Employee’s three-year average Short Term (Annual) Incentive Plan bonus (up to an average bonus of $250,000) for three (3) years immediately preceding the onset of Total Disability. If the Covered Employee has not received three (3) years of Short Term (Annual) Incentive Plan bonuses to average, the Plan will average the bonus payments received as of the onset of Total Disability. The monthly amount determined above shall be subtracted by any of the following amounts paid or payable for the same month:
(a)	Amounts initially awarded as a monthly primary and dependent benefit(s) under the Federal Social Security Act (Disability or Retirement). Future increases awarded by Social Security will not be offset from the monthly benefit.

(b)	Amounts paid or payable under any worker’s compensation, occupational disease or similar law (other than lump sum payments or awards made under any such law for loss or partial loss, or loss or partial loss of use of, a bodily member).

(c)	Amounts paid or payable under any state compulsory disability benefit law.

(d)	Amounts paid or payable under any other plan of the Employer, providing benefits for disability or retirement (other than amounts paid or payable from any other defined contribution plan maintained by an Employer).
In the event any amount described in subparagraph (b) or (d) above which is otherwise payable to a Covered Employee in monthly, weekly or other periodic payments is paid to him or her in a lump sum, such lump sum payment shall be applied in reduction of the monthly Benefits otherwise payable under the Plan by reducing such benefits (i) in the case of payments described in subparagraph (b) above, by the amount of such payment the Covered Employee would have received during each month had payment not been made in a lump sum until an amount equal to such lump sum has been applied; and (ii) in case of payments described in subparagraph (d) above, by the amount of the monthly or other periodic payment which would otherwise have been made. If after the Elimination Period a Covered Employee engages in other employment while unable to fully perform the duties of his or her occupation for his or her Employer as a result of sickness or injury, the monthly amount of Benefit to which he or she is entitled under the Plan for any month while so engaged shall be reduced by 66-2/3% of the monthly compensation or income the Covered Employee receives from such other employment during such month. For this purpose, the term “other employment” means any employment engaged in by such employee whether part-time or full-time, or as an employee, independent contractor or a self-employed person.

2.10 Minimum Amount of Monthly Benefits
     Notwithstanding the provisions of subsection 2.9 to the contrary, the amount of monthly Benefits payable to a Covered Employee on account of a disability due to sickness or bodily injury which first occurs on or after the Effective Date shall not be less than $50.00 a month.
2.11 Amount of Benefits for a Part of a Month
     If monthly Benefits are payable for any period of time which is less than a full month, the amount of monthly Benefits for such period will be proportionately reduced.
2.12 Compensation
     For purposes of this Plan, “Monthly Compensation” shall mean the monthly amount of basic salary (exclusive of commissions and bonuses, distributions from nonqualified deferred compensation plans, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, directors’ and other fees, and automobile and other allowances) the Covered Employee was receiving from the Employer as of his or her last day of active employment prior to his or her absence due to Total Disability. The Plan considers Monthly Compensation up to a maximum annual base salary of $500,000.
2.13 Monthly Benefits for Periods of Disability Commencing Before the Effective Date
     The amount of monthly benefit payable to a disabled employee whose period of disability first commenced before the Effective Date shall be determined in accordance with the then applicable provisions of the Plan.
2.14 Source of Benefits
     No contributions shall be required or permitted by Covered Employees under this Plan. Any benefits which become payable under the Plan shall be paid from the general assets of the Employers, and neither a Covered Employee nor any other person shall by reason of the establishment of the Plan acquire any right in or title to any assets, funds, or property of the Employers.

SECTION 3
Administration
3.1 Administration
     This Plan shall be administered by the Committee. The Committee shall have the full discretionary authority to construe and interpret all of the provisions of this Plan, including making factual determinations thereunder, to adopt procedures and practices concerning the administration of this Plan, and to make any determinations necessary hereunder, which shall, subject to Section 4 below, be binding and conclusive on all parties. The Committee may appoint one or more individuals and delegate such of its power and duties as it deems desirable to any such individual, in which case every reference herein made to the Committee shall be deemed to mean or include the individuals as to matters within their jurisdiction.
3.2 Decisions and Actions of the Committee
     The Committee may act at a meeting or in writing without a meeting. All decisions and actions of the Committee shall be made by vote of the majority, including actions in writing taken without a meeting.
3.3 Rules and Records of the Committee
     The Committee may make such rules and regulations in connection with its administration of this Plan as are consistent with the terms and provisions hereof. The Committee shall keep a record of each Participant’s name, address, social security number, benefit commencement date, and the amount of benefit.
3.4 Employment of Agents
     The Committee may employ agents, including without limitation, accountants, actuaries, consultants, or attorneys, to exercise and perform the powers and duties of the Committee as the Committee delegates to them, and to render such services to the Committee as the Committee may determine, and the Committee may enter into agreements setting forth the terms and conditions of such service.
3.5 Plan Expenses
     The Company shall pay all expenses reasonably incurred in the administration of this Plan. The members of the Committee shall serve without compensation for their services as such, but all expenses of the Committee shall be paid by the Company. No employee of the Company shall receive compensation from this Plan regardless of the nature of his or her services to this Plan.

3.6 Indemnification
     To the extent permitted by law, the Committee, and all agents and representatives of the Committee, shall be indemnified by the Company and saved harmless against any claims, and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of this Plan except claims arising from gross negligence, willful neglect, or willful misconduct.

SECTION 4
Claims Procedures
4.1 Presentation of Claim
     Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.
4.2 Notification of Decision
     The Committee shall consider a Claimant’s claim within a reasonable time, but no later than forty-five (45) days after receiving the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial forty-five (45) day period. In no event shall such extension exceed a period of thirty (30) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. If the Claims Administrator determines that an additional extension is needed, the Claims Administrator shall notify the claimant in writing within the first 30-day extension period. If an extension is necessary because additional information is needed from the claimant, the notice of extension shall also specifically describe the missing information, and the claimant shall have at least forty-five (45) days from receipt of the notice within which to provide the requested information. The Committee shall notify the Claimant in writing:
(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(b)	the specific reason(s) for the denial of the claim, or any part of it;

(c)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(d)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(e)	an explanation of the claim review procedure; and

(f)	a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

4.3 Review of a Denied Claim
     On or before one hundred eighty (180) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. The Claimant (or the Claimant’s duly authorized representative):
(a)	may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Committee , in its sole discretion, may grant.
4.4 Decision on Review
     The Committee shall render its decision on review promptly, and no later than forty-five (45) days after the Committee receives the Claimant’s written request for a review of the denial of the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial forty-five (45) day period. In no event shall such extension exceed a period of forty-five (45) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. In rendering its decision, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:
(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c)	a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits;

(d)	any internal rule, guideline, protocol or other similar criterion relied on in the denial, or a statement that a copy of such rule, guideline, protocol or other similar criterion will be provided free of charge on request; and

(e)	a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

Benefits shall be paid under the Plan only if the Committee in its discretion determines that the Claimant is entitled to them.
4.5 Legal Action
     A Claimant’s compliance with the foregoing provisions of this Section 5 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan. Any further legal action taken by a Participant against the Plan, the Company (and its employees or directors), or the Committee must be filed in a court of law no later than ninety (90) days after the Committee’s final decision on review of an appealed claim.

SECTION 5
Miscellaneous
5.1 Gender and Number
     Where the context admits, words in the masculine gender include the feminine gender, the singular includes the plural, and vice versa.
5.2 Non-Assignability and Facility of Payment
     Benefits under the Plan are not in any way subject to the debts or other obligations of the persons entitled thereto and may not be voluntarily or involuntarily sold, transferred or assigned. When any person entitled to benefits under the Plan is under a legal disability or in the Committee’s opinion is in any way incapacitated so as to be unable to manage his affairs, the Committee may cause such person’s benefits to be paid to or for the benefit of such person in any manner that the Committee may determine.
5.3 Mistake of Fact
     Any mistake of fact or misstatement of fact shall be corrected when it becomes known and proper adjustment made by reason thereof.
5.4 Applicable Law
     Except to the extent superseded by the laws of the United States, the Plan and all rights and duties thereunder shall be governed, construed and administered in accordance with the laws of the State of North Carolina.
5.5 No Guarantee of Employment
     Employment rights of an employee shall not be deemed to be enlarged or diminished by reason of establishment of the Plan, nor shall establishment of the Plan confer any right upon any employee to be retained in the service of an Employer.
5.6 Information to be Furnished by Covered Employees
     Covered Employees under the Plan must furnish the Committee with such evidence, data or information as the Committee considers necessary or desirable to administer the Plan. A fraudulent misstatement or omission of fact made by a Covered Employee in an enrollment form, evidence of insurability form, or in a claim for benefits (inclusive of all documents filed in support of the claim) may be used to cancel coverage and/or to deny claims for benefits.
5.7 Company and Committee Decision Final
     The Company, the Committee and any entity or organization to which the Company delegates authority pursuant to the terms of the Plan, shall have the discretionary authority to construe and interpret the Plan and make factual determinations thereunder, including the authority to determine eligibility of employees and the amount of benefits payable under the Plan, and to decide claims under the terms of the Plan. Subject to applicable law, any interpretation of the provisions of the Plan and any decisions on any matter within the discretion of the Company, Committee or other applicable entity made in good faith shall be binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known, and the Company, Committee or other applicable entity shall make such adjustment on account thereof as it considers equitable and practicable. The Company, Committee or other applicable entity shall not be liable in any manner for any determination of fact made in good faith. Benefits will be paid under the Plan only if the Committee or its delegate determines in its discretion that the applicant is entitled to them.
5.8 Action by Company or Employer
     Any action required or permitted to be taken by the Company or an Employer under the Plan shall be by resolution of its Board of Directors or by an officer or officers as may be authorized to act for the Board with respect to the Plan.
5.9 Waiver of Notice
     Any notice required under the Plan may be waived by the person entitled to such notice.
5.10 Recovery of Benefits
     In the event a Covered Employee receives a benefit payment under the Plan which is in excess of the benefit payment which should have been made, the Committee shall have the right to recover the amount of such overpayment from such Covered Employee or his or her Estate. The Committee may, however, at its option, deduct the amount of such excess from any subsequent Benefits payable to, or for, the Covered Employee.
5.11 Additional Employers
     Any Subsidiary of the Company may adopt the Plan by:
(a)	Filing with the Company a written instrument to that effect, and

(b)	Filing with the Committee a statement consenting to such action signed by the President or any Vice President of the Company on its behalf.
5.12 Uniform Rules
     The Committee shall administer the Plan on a reasonable and nondiscriminatory basis and shall apply uniform rules to all persons similarly situated.

5.13 Evidence
     Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.
5.14 Investigation of Claims
     The Company and the Committee may investigate claims for benefits under the Plan and may designate a person or entity to investigate such claims.

SECTION 6
Amendment and Termination
6.1 Amendment
     The Plan may be amended by the Company at any time and from time to time, except that any benefits which had become payable under the Plan prior to the date an amendment is effected shall be determined in accordance with the terms of the Plan as in effect immediately prior to the date of the amendment.
6.2 Termination
     The Plan, as applied to all Employers, may be terminated at any time by action of the then Employers hereunder, and the Plan as applied to any single Employer may be terminated at any time by such Employer, subject only to the same limitations with respect to the effect of any such termination as are set forth in subsection 6.1 with respect to amendments of the Plan.
6.3 Mergers and Acquisitions
     Notwithstanding any Plan provision to the contrary, in the case of any merger or consolidation with, or acquisition of another business by the Company (whether a division or Subsidiary), the provisions of the Plan, as applicable to employees of such business (e.g., eligibility, enrollment, evidence of good health, etc.) will be as specified in the Purchase Agreement between the Company and such other business, and if not so specified, shall apply as if such business was a new participating Employer hereunder and such employees were newly hired employees of such Employer. If the Purchase Agreement provides that the Company will credit the employees of such business with service, then, in the Company’s discretion, such employees will not be treated as newly hired employees of such Employer for purposes of eligibility, enrollment, evidence of good health, etc.